REGAL-BELOIT CORPORATION

______________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 26, 2006

To the Shareholders of REGAL-BELOIT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of REGAL-BELOIT CORPORATION, a Wisconsin corporation (the "Company"), will be held at the American Industrial Art Gallery, 655 3rd Street, Suite 302, Beloit, Wisconsin 53511, on Wednesday, April 26, 2006, at 9:30 A.M. Central Time, for the following purposes:

1.	To elect two Class A Directors for terms expiring at the 2009 Annual Meeting of Shareholders.

2.	To elect one Class B Director for a term expiring at the 2007 Annual Meeting of Shareholders.

3.	To approve the Company’s Shareholder Value Added (SVA) Executive Officers Incentive Compensation Plan.

4.	To ratify the appointment of Deloitte & Touche LLP as the independent auditors for the Company for the year ending December 31, 2006.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors does not have plans to bring any other business before the meeting, and has not been advised that any other business will be brought before the meeting.

Only shareholders of record at the close of business on February 28, 2006, are entitled to notice of and to vote at this meeting.

To assure your representation at the meeting, you are urged to promptly complete, date, sign and return the enclosed proxy which is being solicited on behalf of the Board of Directors, whether or not you expect to attend the Annual Meeting in person. A return envelope is provided or you may vote by telephone or via the internet as indicated on the enclosed proxy. You may revoke your proxy at any time prior to the voting thereof by written notice filed with the Secretary of the Company. If you attend the Annual Meeting in person, you may revoke your proxy at any time prior to the voting thereof, even if you already returned your proxy.

A copy of the 2005 Annual Report of the Company accompanies this Notice and attached Proxy Statement.

PLEASE NOTE THAT THE TIME OF THE MEETING IS 9:30 A.M., CENTRAL TIME, AND THE CHANGE IN LOCATION.

By Order of the Board of Directors

                            Kenneth F. Kaplan
Vice President, Treasurer and Secretary
REGAL-BELOIT CORPORATION
Beloit, Wisconsin
March 24, 2006

REGAL-BELOIT CORPORATION
200 STATE STREET
BELOIT, WISCONSIN 53511-6254
__________________

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 26, 2006

* * * * * * * *

SOLICITATION AND VOTING

The enclosed proxy for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held April 26, 2006, and any and all adjournments or postponements thereof, is solicited on behalf of the Board of Directors of the Company. This Proxy Statement, Notice of Meeting and accompanying proxy card are first being mailed to shareholders on or about March 24, 2006.

The Company will pay the expenses of this solicitation of proxies. It is expected that only solicitations by mail will be used, except that Directors, Officers or regular employees of the Company may (for no additional compensation) solicit proxies personally, by telephone or by facsimile. The Company may pay brokers and other custodians, nominees and fiduciaries their reasonable expenses for sending proxy material to principals and obtaining their proxies.

Only shareholders of record at the close of business on February 28, 2006, will be entitled to vote at the meeting. Each share is entitled to one vote. On that date, there were outstanding 30,727,004 shares of the Company’s common stock, $0.01 par value (the “Common Stock”).

You may revoke your proxy at any time prior to the close of voting by filing a written notice with the Secretary of the Company. Properly executed proxies will be voted as specified, unless revoked. In the absence of such specification(s), shares will be voted FOR the election of the Class A nominees for the Board of Directors and FOR the one Class B nominee for the Board of Directors, FOR the approval of the Company’s Shareholder Value Added (SVA) Executive Officers Incentive Compensation Plan and FOR the ratification of Deloitte & Touche LLP as the Company’s independent auditors for the year ending December 31, 2006.

A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

If a quorum is present, Directors will be elected by a plurality of the votes cast by the holders of Common Stock entitled to vote in the election at the Annual Meeting. “Plurality” means that the individuals who receive the largest number of votes with respect to each class of Director to be elected will be elected as Directors up to the maximum number of Directors to be chosen for each such class at the meeting. An abstention, broker non-vote or instructions on the proxy card to withhold a vote against a nominee are not given legal effect and are not counted as votes cast in an election of Directors. To approve the Company’s Shareholder Value Added (SVA) Executive Officers Incentive Compensation Plan (the “Plan”) and to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2006, the number of votes cast in favor of each proposal must exceed the number of votes cast in opposition to it. Abstentions and broker non-votes do not constitute a vote for or against the approval of the Plan and the ratification of the selection of auditors and will be disregarded in the calculation of the votes cast.

PROPOSALS 1 AND 2: ELECTION OF DIRECTORS

The current three-year terms of the Class A Directors, James L. Packard, Henry W. Knueppel and Dean A. Foate, expire at the Annual Meeting. Unless otherwise directed, proxies will be voted at the Annual Meeting for the election of nominees Henry W. Knueppel and Dean A. Foate as Class A Directors for three-year terms expiring at the 2009 Annual Meeting and until their successors are duly elected, and James L. Packard as a Class B Director for a one-year term expiring at the 2007 Annual Meeting. All nominees are currently serving as Directors. Mr. Foate was appointed by the Board of Directors as a Class A Director in 2005 and was recommended for selection as a Director by the Corporate Governance and Director Affairs Committee to replace Frank E. Bauchiero, who retired on January 21, 2005. The Board unanimously appointed Mr. Foate on October 5, 2005. Other than for Mr. Packard’s announced retirement on December 31, 2006, Management has no reason to believe that any of the foregoing nominees is not available or will not serve if elected, but if any of them should become so unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated. Each nominee and Director has consented to serve as a member of the Board of Directors. The Company currently has ten directors and the Board has taken action to automatically reduce the number of authorized directors to nine effective at the time of the Annual Meeting. Since the Company contemplates that there will only be eight directors in office following the Annual Meeting, it is the intent of the Board to further reduce the size of the Board to that number effective as of the Annual Meeting. As a result, the Board will have appointed Director nominees with respect to all open vacancies.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH NAMED NOMINEE.

The following sets forth certain information concerning each nominee and each Director of the Company. Except as stated in the footnotes, the Directors or nominees exercise sole voting and investment power over the shares of Common Stock they beneficially own.

		Beneficial Ownership of Company Stock As of December 31, 2005
	Principal Occupation, Business	Director	Number	Percent of
Name and Age	Experience and Other Directorships	Since	of Shares	Class

Class A Directors
Term Expires in 2009:

HENRY W. KNUEPPEL - 57 (1) (3) (4) (5) [Nominee for Election]	Chief Executive Officer of the Company since April 2005; served as President from April 2002 to December 2005 and Chief Operating Officer from April 2002 to April 2005; served as Executive Vice President from 1987 to April 2002; joined the Company in 1979.	1987	525,651	1.70%

DEAN A. FOATE - 47 (1) [Nominee for Election]	Director, CEO and President of Plexus Corporation since 2002; served as Chief Operating Officer of Plexus Corporation from 2001 to 2002.	2005	3,000	*

Class B Directors
Term Expires in 2007:

JAMES L. PACKARD - 63 (1) (2) (3) (4) (5) (6) [Nominee for Election]	Elected Executive Chairman of the Company 2005; Chairman 1986; Chief Executive Officer 1984 to April 2005; served as President from 1980 to April 2002; joined the Company in 1979. Director, Clarcor Inc. and The Manitowoc Company, Inc.	1980	924,622	2.98%

JOHN A. MCKAY - 72 (1) [Retiring as of the date of the Annual Meeting]	Former President & COO, Harnischfeger Industries, Inc.	1992	33,704	*

		Beneficial Ownership of Company Stock As of December 31, 2005
	Principal Occupation, Business	Director	Number	Percent of
Name and Age	Experience and Other Directorships	Since	of Shares	Class

G. FREDERICK KASTEN, JR. - 66 (1)	Former Chairman and Director, Robert W. Baird & Co., Inc.	1995	63,088	*

CHRISTOPHER L. DOERR - 56 (1)	Co-CEO Passage Partners, LLC; Former President and Co-CEO, LEESON Electric Corporation.	2003	15,075	*

CURTIS W. STOELTING - 46 (1)	Director and CEO of RC2 Corporation 2003; served as Chief Operating Officer 2000 to 2003.	2005	1,000	*

Class C Directors
Term Expires in 2008:

J. REED COLEMAN - 72 (1) [Retiring as of the date of the Annual Meeting]	Chairman, CEO and Director, Madison-Kipp Corporation.	1981	92,354	*

STEPHEN N. GRAFF - 71 (1) (3)	Former Managing Partner, Arthur Andersen LLP - Milwaukee Office and Andersen Worldwide S.C.; Director, Northwestern Mutual Series Fund, Inc. and Mason Street Funds, Inc.	1996	30,000	*

THOMAS J. FISCHER - 58 (1) (3)	Corporate Financial and Accounting Consultant; former Managing Partner, Arthur Andersen LLP - Milwaukee Office; Director, Badger Meter Inc., Actuant Corporation and Wisconsin Energy Corporation.	2004	11,000	*

Total Directors as a Group			1,699,494	5.41%
_____________
* Represents less than 1% of the Common Stock

(1)
Included in both the numerator and denominator of the Percent of Class calculation are option shares which are vested and exercisable within 60 days of December 31, 2005 as follows: Mr. Coleman, 25,400 shares; Mr. Doerr, 11,000 shares; Mr. Fischer, 8,000 shares; Mr. Graff, 21,800 shares; Mr. Kasten, 14,600 shares; Mr. Knueppel, 263,000 shares; Mr. McKay, 25,400 shares; Mr. Packard, 397,500 shares; Mr. Foate, 2,000 shares and Mr. Stoelting, 1,000 shares.

(2)	The amount shown for Mr. Packard includes 1,416 shares held by his spouse as to which he disclaims beneficial ownership.

(3)
The amounts shown for Messrs. Graff, Fischer, Packard and Knueppel include 8,200 shares, 1,000 shares, 354,136 shares and 149,930 shares, respectively, as to which they share voting and investment power with their spouses.

(4)
The amounts shown for Messrs. Packard and Knueppel include 30,452 shares and 25,360 shares, respectively, which are held in trust under the Company’s Personal Savings Plan (401(k)) or a non-Company sponsored IRA.

(5)
Included are shares related to the exercise of stock options in 2002, the delivery of which shares was delayed until normal retirement as follows: Mr. Packard 139,702 shares and Mr. Knueppel 83,821 shares.

(6)	Mr. Packard will retire as a Director upon his retirement as an officer of the Company effective December 31, 2006.

Corporate Governance

The Company is committed to good corporate governance practices. The Board of Directors has adopted a Code of Ethics and Code of Conduct which apply to the Company’s directors, officers and employees. The Board believes these guidelines reflect a continuing commitment to implement appropriate principles of governance on behalf of the Company’s shareholders. The Company reviews its guidelines and practices which will be modified or supplemented as appropriate. The current Corporate Governance Guidelines, including the Code of Ethics and Code of Conduct, are available on the Company’s website at www.regal-beloit.com/governance.html and are available in print to any person who requests a copy by writing to: Secretary, REGAL-BELOIT CORPORATION, 200 State Street, Beloit, Wisconsin 53511. The Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this Proxy Statement.

The Company’s Corporate Governance Guidelines provide that a majority of the members of the Board must be independent directors under the New York Stock Exchange (“NYSE”) independence standards. For a Director to be deemed to be independent, the Director must satisfy the following requirements:

•	Is not, or has not been within the last three years, an employee of the Company, or an immediate family member is not, or has not been within the last three years, an executive officer of the Company;

•
Has not received, nor has an immediate family member received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than the standard compensation paid to directors generally (provided such compensation is not contingent in any way on continued service);

•
Is not, or an immediate family member is not, a current partner of a firm that is the Company’s internal or external auditors; is not a current employee of such a firm; does not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, tax compliance (but not tax planning) practice; or has not been, or an immediate family member has not been, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•
Has not been employed, or an immediate family member has not been employed, within the last three years, as an executive officer of another company where any of the Company’s current executives serve or served on that company’s compensation committee;

•
Is not a current employee, or an immediate family member is not a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues; and

•
Does not serve as an executive officer of a tax exempt organization if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. In addition to these standards, the Board must determine that there is no direct or indirect material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, unless the threshold requirements of the regulations of the Securities and Exchange Commission (“SEC”) and NYSE listing standards apply. Based on these standards, the Board has affirmatively determined by resolution that Messrs. Coleman, Doerr, Foate, Graff, Fischer, McKay, Kasten and Stoelting have no material relationship with the Company, and, therefore, each is independent in accordance with the NYSE independence standards. The Board will regularly review the continuing independence of the Directors.

Shareholder and Stakeholder Communications With the Board

Shareholders and stakeholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-management directors as a group, by the following means:

Mail:	REGAL-BELOIT CORPORATION 200 State Street Beloit, WI 53511-6254 Attn: Board of Directors
E-mail:	board.inquiry@regalbeloit.com

The communication should specify the applicable addressee to be contacted as well as the subject matter of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the Directors a shareholder or stakeholder communication that it determines to be primarily commercial or concerning the day-to-day business activities of the Company in nature, that relates to an irrelevant topic or that requests general information about the Company.

Concerns about accounting or auditing matters or possible violations of the REGAL-BELOIT CORPORATION Code of Ethics should be reported pursuant to the procedures outlined in the Code of Conduct and in the Reporting Accounting and Ethical Concerns, which are available on the Company’s website at www.regalbeloit.com/ethics.html.

Executive Sessions; Presiding Director

The Non-Management Directors will have regularly scheduled sessions during the year without members of the Company’s Management being present (“Executive Sessions”). The Executive Sessions may or may not be held in conjunction with regularly scheduled Board meetings. The “Presiding Director” of these Executive Sessions is rotated among the Board’s committee chairpersons. Normally, members of the Company’s senior executive management who are not members of the Board will participate in Board meetings to present information, make recommendations and be available for direct interaction with members of the Board.

2005 Committees of the Board

The standing committees of the Board of Directors are the Audit Committee, the Compensation and Human Resources Committee, and the Corporate Governance and Director Affairs Committee. The Committee Charters are available at www.regal-beloit.com/governance.html and are available in print to any person who requests a copy by writing to: Secretary, REGAL-BELOIT CORPORATION, 200 State Street, Beloit, Wisconsin 53511.

Audit Committee. The current Audit Committee consists of Directors J. Reed Coleman, Chair, Stephen N. Graff, Thomas J. Fischer and Curtis W. Stoelting. All members of the Audit Committee are independent as defined in the NYSE independence standards and the SEC regulations. The Board has designated Messrs. Coleman, Graff and Fischer as “audit committee financial experts” within the meaning of the the SEC regulations. The Committee is appointed by and reports to the Board of Directors. Its responsibilities include, but are not limited to, the appointment, compensation and dismissal of the independent auditors, the pre-approval of audit and non-audit services provided by the independent auditors, review of the scope and results of the independent auditors’ audit activities, evaluation of the independence of the independent auditors, and review of the Company's accounting controls and policies, financial reporting practices and the internal audit control procedures and related reports of the Company. Four meetings of the Audit Committee were held during fiscal 2005. The Audit Committee operates under an amended written charter adopted by the Board of Directors on January 27, 2006, included as Appendix A to this Proxy Statement.

Compensation and Human Resources Committee. The current Compensation and Human Resources Committee consists of Directors John A. McKay, Chair, Christopher L. Doerr, Dean A. Foate and Curtis W. Stoelting. All members of the Compensation and Human Resources Committee are independent as defined in the NYSE independence standards and the SEC regulations. The Committee is appointed by and reports to the Board of Directors. Among its duties are to recommend to the Board of Directors the annual compensation of the principal corporate officers (“Officers”) and to review, formulate, recommend and administer short and long range compensation programs for the Officers and key employees. Three meetings of the Compensation and Human Resources Committee were held during fiscal 2005. The Compensation and Human Resources Committee operates under an amended written charter adopted by the Board of Directors on April 22, 2004.

Corporate Governance and Director Affairs Committee. The current Corporate Governance and Director Affairs Committee consists of Directors G. Frederick Kasten, Jr., Chair, Stephen N. Graff, Thomas J. Fischer and Dean A. Foate. All members of the Committee are independent as defined in the NYSE independence standards and the SEC regulations. The Committee develops and recommends to the Board corporate governance principles applicable to the Company, Director compensation and Board effectiveness evaluations. This Committee also serves as the Nominating Committee of the Board and is responsible for identifying and recommending to the Board candidates to fill interim and expiring Board vacancies. Four meetings of the Corporate Governance and Director Affairs Committee were held during fiscal 2005. The Corporate Governance and Director Affairs Committee operates under an amended written charter adopted by the Board of Directors on January 27, 2006, included as Appendix B to this Proxy Statement.

Other Information About The Board

The Board of Directors has the responsibility to elect the Officers, establish corporate policies and to oversee the overall performance of the Company. Members of the Board are kept informed by written reports and financial data sent or emailed to them each month, as well as by oral and written operating, planning and financial reports given to them by the Officers and others at Board and committee meetings.

Directors' Compensation. In April 2005, the Non-Management Directors’ Compensation was changed as follows: Non-Management Directors’ annual retainer fee of $22,000 was increased to $25,000 and Committee Chairs’ Annual Fees were increased: Audit Committee Chair from $4,000 to $6,000; Compensation and Human Resources Committee Chair from $4,000 to $5,000; Corporate Governance and Directors Affairs Committee Chair from $4,000 to $5,000. Each Director also receives a fee of $1,000, plus expenses, for each Board or Committee meeting attended in person or $750 if attended telephonically. The Company provides Non-Management Directors with travel and accident insurance benefits.

In 2005, there were four regularly scheduled Board of Directors meetings and one special meeting. During fiscal 2005, no Director attended fewer than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board held during the period for which he was a Director and (ii) the total number of meetings of all committees of the Board on which he served during the period that he served. Board members are expected to attend the annual meeting of shareholders each year. All of the current Directors who were Directors at the time of the 2005 Annual Meeting of Shareholders attended that meeting.

Shareholder Recommendations for Director Nominees

The Corporate Governance and Director Affairs Committee will only review recommendations for director nominees from any shareholder beneficially owning or group of shareholders beneficially owning in the aggregate at least 5% of the issued and outstanding Common Stock for at least one year as of the date that the recommendation is made. Recommendations with respect to the 2007 Annual Meeting must be submitted by November 24, 2006, for the recommendation to be considered by the Corporate Governance and Director Affairs Committee. Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned Director’s Qualifications (www.regal-beloit.com/governance.html) and the written Charter of the Corporate Governance and Director Affairs Committee, attached as Appendix B.

General Criteria for Identifying and Evaluating Director Nominees: Directors must possess the highest personal and professional ethics, integrity and values, and commitment to representing the long-term interest of the shareholders. Directors must also possess a diverse set of skills and experience with a background in areas that are relevant to the Company’s activities. Directors should also be inquisitive and have an objective perspective, a practical wisdom and mature judgment. Directors must be willing and able to devote whatever time is necessary to carry out their duties and responsibilities effectively. Directors will not be nominated unless they are willing to serve for an extended period of time. For a timely recommendation submitted by a shareholder to be considered by the Corporate Governance and Director Affairs Committee, the candidate recommended by a shareholder must be “independent” as defined in the NYSE independence standards and the SEC regulations, and meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance and Director Affairs Committee will have sole discretion as to whether to nominate an individual recommended by a shareholder. As to any candidate identified by the Corporate Governance and Director Affairs Committee, to become a nominee, the candidate must possess the requisite qualifications, although the Corporate Governance and Director Affairs Committee need not require such nominee to be independent. Nevertheless, the Company strives to have all directors, other than the Management Directors, be independent as defined by the NYSE independence standards and the SEC regulations.

Report of Audit Committee

The Audit Committee of the Board of Directors (the “Audit Committee”) as described on Page 6 is comprised entirely of independent Directors.

During 2005, the Audit Committee reviewed and discussed with Management, the internal auditors and Deloitte & Touche LLP, the Company’s independent auditors, the Company’s quarterly reports on Form 10-Q and the results of the independent auditors’ quarterly reviews. After these reviews and discussions, the Audit Committee approved the public release of the Company’s financial statements and reports. The Audit Committee also reviewed and discussed the Company’s audited financial statements, the Company’s Annual Report on Form 10-K and the results of the annual financial and internal control over financial reporting audits with Management, the internal auditors and the independent auditors. The Audit Committee has, in consultation with Management, the internal auditors and the independent auditors, periodically monitored the adequacy and integrity of the Company’s disclosure controls and procedures and internal controls over financial reporting. The Audit Committee has closely monitored the Company’s work to comply with Section 404 of the Sarbanes-Oxlely Act, discussing this topic regularly with Management, internal auditors and the independent auditors. Management has made its assertion that, as of December 31, 2005, the Company had no material weaknesses in its internal controls over financial reporting. Deloitte & Touche LLP has provided its opinion attesting to Management’s assertion regarding the effectiveness of internal control over financial reporting.

Based on its review and discussions as outlined in the previous paragraph, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC and for public release.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has also reviewed and discussed with the independent auditors independence matters, including the written disclosures and the letter from Deloitte & Touche LLP, required by Independence Standards Board Standard No. 1, as modified or supplemented. The Audit Committee has also received, reviewed and discussed with the independent auditors a report from them describing the firm’s internal quality control procedures and any material issues raised by the peer or Public Company Accounting Oversight Board (PCAOB) reviews.

The Audit Committee or the Chair pre-approves each project performed by Deloitte & Touche LLP. In 2005 and 2004, all such projects were approved in accordance with the Audit Committee Charter and applicable government regulations. For fiscal years 2005 and 2004, fees for services provided by Deloitte & Touche LLP, were as follows:

Year	Audit Fees (1)	Audit Related Fees (1)	Tax Fees (1)	All Other Fees	Total
2005	$1,180,000	$205,130	$489,674	-0-	$1,874,804
2004	$ 706,950	$535,552	$225,335	-0-	$1,467,835

(1)
Audit fees include fees and expenses, related to the 2005 and 2004 audits of the Company’s financial statements, including quarterly reviews, foreign statutory audits and the 2005 and 2004 audits of the effectiveness of the Company’s internal control over financial reporting. Audit related fees include audits of employee benefit plans, acquisition financial due diligence, audit support for public debt or stock offerings and miscellaneous other audit related projects. Tax fees include tax return preparation and reviews, tax consultations and other tax related projects.

The Audit Committee has considered and determined that the services provided by Deloitte & Touche LLP are compatible with maintaining the independent auditors’ independence.

This report of the Audit Committee has been presented by the following named Directors comprising the current Audit Committee: J. Reed Coleman, Chair, Thomas J. Fischer, Stephen N. Graff and Curtis W. Stoelting.

Report of Compensation and Human Resources Committee on Annual Compensation

The Compensation and Human Resources Committee of the Board of Directors (the “Compensation and Human Resources Committee”) as described on Page 6 is comprised entirely of independent Directors. The Compensation and Human Resources Committee is responsible for setting and administering the policies which govern both annual compensation and equity incentive award programs. The following is an overview of those compensation policies.

Overall Policy for Officers' Compensation. The Compensation and Human Resources Committee maintains executive salary and benefits at a level that will permit the Company to attract and retain the highest quality individuals for its key executive positions, taking into consideration the prevailing competitive job market, the current and projected size of the Company, its ability to pay and the relationship of the resulting executive compensation to other non-executive compensation in the Company. Officers' overall compensation for 2005 consisted of a cash salary, a performance bonus, long-term incentives and other compensation as provided in the Summary Compensation Table.

Officers’ Incentive Bonus. The bonus program is an economic value added type program, which the Company calls Shareholder Value Added (“SVA”). The program provides bonuses based on a comparison of actual annual SVA to target SVA for that respective fiscal year. If actual SVA equals target SVA, the executive earns his target bonus. The target bonus depends upon job responsibility and is approved by the Compensation and Human Resources Committee. Performance above target SVA earns a bonus more than the target bonus while performance below target SVA earns a bonus less than the target bonus. SVA is calculated by subtracting a charge for the average net capital employed by the Company during a fiscal year from the net operating profit after tax (“NOPAT”) generated by the Company in that same fiscal year. In addition, discretionary bonuses may also be granted by the Board of Directors.

General Measures Used to Determine Compensation for the Chief Executive Officer. The cash salary compensation, bonus and equity incentive awards are determined by annually comparing the Chief Executive Officer's position and performance to those of similar chief executive officers for companies of comparable revenue and market capitalization and in similar industries as reported in one or more representative management compensation studies, taking into consideration geographic location, inflation and the responsibilities commensurate with the position. Mr. Packard served as the Company’s Chief Executive Officer until April 2005 when Mr. Knueppel was elected to that office. The compensation paid to Messrs. Packard and Knueppel for fiscal 2005, which was determined based on the foregoing considerations, is set forth in the Summary Compensation Table.

Criteria Used in Determining Compensation of the Officers, other than the Chief Executive Officer. The criteria for determining the cash salary, annual performance bonus and equity incentive awards for the other Officers is consistent with the criteria as outlined above for the Chief Executive Officer and includes the recommendation of the Chief Executive Officer.

Equity Incentive Philosophy. Historically, equity incentive awards for Officers, including the Chief Executive Officer, have been granted on a periodic basis to accomplish a diverse set of goals; namely, to advance the Company's growth and success by attracting well-qualified executives upon whose judgment the Company is dependent for the successful conduct of its operations and to provide such executives with incentives to put forth maximum effort for the long-term success of the Company's business. Equity incentive awards may include options, stock appreciation rights, performance shares, performance units and restricted stock. The size and term are based on competitive practice and position levels to ensure retention and alignment of the Officers' long-range interests with those of the shareholders and the opportunity for the Officers to build a meaningful stake in the Company.

Section 162(m). Under Section 162(m) of the Internal Revenue Code, the tax deduction by corporate taxpayers, such as the Company, is limited with respect to the compensation of certain Officers unless such compensation is based upon performance objectives meeting specified regulatory criteria or is otherwise excluded from the limitation. The Compensation and Human Resources Committee currently intends, in all appropriate circumstances, to qualify compensation paid to the Officers for deductibility under Section 162(m) of the Internal Revenue Code.

This overview of the Company's compensation policies has been presented by the following named Directors comprising the current Compensation and Human Resources Committee: John A. McKay, Chair, Christopher L. Doerr, Dean A. Foate and Curtis W. Stoelting.

Compensation and Human Resources Committee Interlocks and Insider Participation

The Compensation and Human Resources Committee currently consists of John A. McKay, Chair, Christopher L. Doerr, Dean A. Foate and Curtis W. Stoelting. There are no interlocks among the Compensation and Human Resources Committee members and the Company.

SECTION 16(a)
BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Officers and Directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, Directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by the Company or written representations from certain reporting persons, the Company believes that its Officers, Directors, and greater than ten percent (10%) beneficial owners complied with all applicable filing requirements, except for one group of stock option grants where administrative error resulted in late Form 4 filings for Messrs. Packard, Knueppel, Eisenreich and Barta.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 31, 2005, as to each person (including any “Group” as that term is used in Section 13d-3 of the Securities Exchange Act of 1934) known to the Company to be the beneficial owner of more than 5% of the Common Stock, shares beneficially owned by each Officer named in the Summary Compensation Table, and Directors and Officers as a group. Except as indicated in the footnotes, all persons listed have sole voting and sole investment power.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class

Dimensional Fund Advisors, Inc.	2,228,466	7.27%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

NFJ Investment Group L.P.	1,568,400	5.12%
2100 Ross Avenue, Suite 1840
Dallas, TX 75201

James L. Packard (1) (3)	924,622	2.98%

Henry W. Knueppel (1) (3)	525,651	1.70%

Mark J. Gliebe (2)	141	*

David L. Eisenreich (2)	51,829	*

David A. Barta	0

Total Directors & Officers as a Group (14 persons) (3)	1,817,531	5.76%
____________
* Represents less than 1% of the Common Stock

(1)	Beneficial ownership information is set forth on page 3.

(2)
The amount shown for Mr. Eisenreich includes 46,000 shares, pursuant to outstanding grants, which shares are vested and exercisable within 60 days of December 31, 2005. For Messrs. Gliebe and Eisenreich the amount also includes 141 shares and 5,829 shares, respectively, held in trust under the Company’s 401(k) plans.

(3)	This total includes an aggregate of 877,367 shares subject to options that were then exercisable or exercisable within 60 days of December 31, 2005.

Comparison of Five Year Cumulative Total Return

The following graph compares the hypothetical total shareholder return (including reinvestment of dividends) on an investment in (1) the Common Stock of the Company, (2) the Standard & Poor’s Small Cap 600 Index and (3) the Standard & Poor’s 600 Electrical Components and Equipment Index for the period January 1, 2001 through December 31, 2005. In each case, the graph assumes the investment of $100.00 on December 31, 2000.

	2000	2001	2002	2003	2004	2005
REGAL-BELOIT CORPORATION	100	131	127	139	184	232
S&P Small Cap 600 Index	100	107	91	126	155	167
S&P 600 Electrical Components & Equipment	100	82	65	82	99	110

EXECUTIVE COMPENSATION

Summary Compensation Information

The following table set forth certain information for each of the last three fiscal years concerning compensation awarded to, earned by or paid to certain Officers.
Summary Compensation Table

		Annual Compensation
						Long-Term Compensation
			Salary	Bonus ($)	Other Annual Comp.	Restricted Stock Awards ($)	Securities Underlying	All Other Comp. ($)
Name	Principal Position	Year	($)	(1)	(2)	(3)	Options	(4)

James L. Packard	Executive Chairman	2005	650,000	898,950	(2)	148,750	50,000	80,406
	(5) (6)	2004	607,500	516,679	(2)	101,500	45,000	77,332
		2003	587,000	147,924	(2)	-0-	50,000	76,847

Henry W. Knueppel	Chief Executive	2005	466,667	656,800	(2)	148,750	50,000	50,214
	Officer (5)	2004	375,000	255,150	(2)	81,200	36,000	48,434
		2003	362,700	73,210	(2)	-0-	40,000	48,074

Mark J. Gliebe	President and Chief	2005	400,000	401,280	(2)	58,000	50,000	12,228
	Operating Officer (5) (7)

David L. Eisenreich	Vice President	2005	272,000	272,870	(2)	74,375	15,000	8,725
	and President,	2004	247,500	140,333	(2)	42,630	23,250	5,724
	Mechanical Components &	2003	241,200	40,522	(2)	-0-	15,000	5,580
	Power Generation

David A. Barta	Vice President,	2005	265,000	245,655	(2)	74,375	10,000	7,470
	Chief Financial Officer (7)	2004	122,769	62,608	(2)	-0-	25,000	90
________________

(1)	Includes amounts earned in fiscal year, whether or not deferred or payable.

(2)	The Company also provides certain additional non-cash benefits that are not described in this Proxy Statement. Such compensation is below the SEC’s required disclosure thresholds.

(3)
Restricted stock was granted on January 21, 2005 to four of the Officers which vests three years from the date of the grant. Messrs. Packard, Knueppel, Eisenreich and Barta received 5000, 5000, 2500 and 2500 restricted shares, respectively. Mr. Gliebe received a restricted stock grant of 2000 shares on January 3, 2005. His grant has a performance goal related to sales levels of the Company’s HVAC and Capacitor products, which if met as of January 3, 2007 would result in the restriction being lifted; if not met, the restriction would end on January 3, 2008, as long as Mr. Gliebe is still an employee of the Company. Quarterly payments, equal to the per share dividend paid to shareholders, are paid to the recipients on the cumulative amount of restricted stock granted to them. Payments commenced with the dividend paid to shareholders on April 15, 2005. The cumulative restricted stock Messrs. Packard, Knueppel, Gliebe, Eisenreich and Barta had outstanding on December 31, 2005 was 10000, 9000, 2000, 4600 and 2500 shares, respectively, with a value based on the year-end closing price of the Company’s stock of $35.40 of $354,000, $318,600, $70,800, $162,840 and $88,500, respectively.

(4)
The amounts shown for 2005 for Messrs. Packard, Knueppel and Barta each include $7,350 for vested or non-vested contributions to the REGAL-BELOIT CORPORATION Personal Savings Plan (a 401(k) plan). The amount shown for Mr. Eisenreich includes $5,250 for vested contributions to the Marathon Electric Salaried Employees 401(k) Savings Plan and $2,854 for taxable moving expenses. The amounts shown also include for Messrs. Packard, Knueppel, Gliebe, Eisenreich and Barta $3,205, $954, $432, $621 and $120, respectively, for life insurance premiums. The amount shown for Mr. Gliebe includes $11,796 for taxable moving expenses. The amounts shown for Messrs. Packard and Knueppel also include $69,851 and $41,910, respectively, for payments in lieu of dividends on shares related to the 2002 exercise of stock options, the delivery of which shares has been delayed until retirement.

(5)
Mr. Packard served as Chairman and Chief Executive Officer until April 22, 2005, when he was elected Executive Chairman by the Board of Directors. Mr. Knueppel served as President and Chief Operating Officer until April 22, 2005, when the Board elected him to the position of President and Chief Executive Officer. On December 19, 2005, the Company announced that the Board had approved Mr. Gliebe as President and Chief Operating Officer effective December 31, 2005 (see footnote 7 below).

(6)
On March 6, 2006, the Board of Directors granted to Mr. Packard the right to receive a cash bonus equal to 50,000 times any increase in the closing sale price of one share of the Company’s Common Stock from January 26, 2006 to December 29, 2006. Any cash bonus earned pursuant to this arrangement will be paid in January 2007. The Company’s Board of Directors also agreed to purchase the automobile currently leased by the Company for use by Mr. Packard and to transfer ownership of the automobile to Mr. Packard for no additional consideration upon his retirement. The Company will also pay any taxes resulting from the transfer of the automobile to Mr. Packard. Mr. Packard has provided notice to the Company that he intends to retire as an Officer and as a Director effective as of December 31, 2006.

(7)
Mr. Gliebe joined the Company as Vice President and President - Electric Motors Group on January 3, 2005, following the Company’s 2004 acquisitions of GE’s Commerical AC and HVAC Motors and Capacitors businesses. Mr. Gliebe had been with GE for 22 years, most recently as General Manager of GE Motors and Controls. Mr. Gliebe became President and Chief Operating Officer in December 2005. Mr. Barta joined the Company in June 2004 and was elected to his current position in July 2004. Prior to joining the Company, Mr. Barta served in various financial management positions for Newell Rubbermaid Inc. for 9 years, most recently as Division Chief Financial Officer for the Levolor/Kirsch Division.

Certain Relationships and Related Transactions

Certain Relationships and Related Transactions. As required by SEC rules, this Section provides information about certain relationships and related transactions involving the Company and any Director or Officer. In 2005, Director G. Frederick Kasten, Jr. was the Chairman and a Director of Robert W. Baird & Co., Inc. (“Baird”). Baird provided financial advice to the Company in the August 30, 2004 acquisition of the Commercial AC Motors business from General Electric, and financial advice and a fairness opinion in the Company’s December 31, 2004 acquisition of the HVAC Motors and Capacitors businesses from General Electric, for which Baird received fee payments from the Company in 2005. Baird was also lead underwriter in the Company’s follow-on stock offering and was paid a fee by the Company in 2005. Compensation received by Baird did not exceed five percent (5%) of Baird’s or the Company’s consolidated gross revenues during the last fiscal year. The Board determined that Mr. Kasten is independent in accordance with the NYSE independence standards.

In connection with Mr. Gliebe’s move from Fort Wayne, IN to the Company’s corporate headquarters in Beloit, Wisconsin, the Company purchased Mr. Gliebe’s home in Indiana at fair market value in August 2005. The purchase price of $475,000 was based on two independent appraisals. The method of determining the purchase price to be paid by the Company was established by Henry W. Knueppel, Chief Executive Officer.
Ownership of Company Stock and Stock Equivalents by Officers

To encourage growth in shareholder value, the Company believes that the Officers who are in a position to make a substantial contribution to the long-term success of the Company should have a significant stake in its on-going success through stock ownership. This focuses attention on managing the Company as an owner with an equity position in the business.

Option Grants in Fiscal 2005

Individual Grants

	Number of	Percent of			Potential Realizable Value
	Securities	Total Options			at Assumed Annual Rates
	Underlying	Granted to	Exercise		of Stock Price Appreciation
	Option	Employees in	or Base	Expiration	for Option Term(2)
Name	Granted(1)	Fiscal Year	Price ($/Sh)	Date	5%	10%

James L. Packard	50,000	14.49%	$ 29.75	1/21/15	$ 2,422,981	$ 3,858,192

Henry W. Knueppel	50,000	14.49%	$ 29.75	1/21/15	$ 2,422,981	$ 3,858,192

Mark J. Gliebe	50,000	14.49%	$ 29.00	1/3/15	$ 2,361,897	$ 3,760,927

David L. Eisenreich	15.000	4.34%	$ 29.75	1/21/15	$ 726,894	$ 1,157,458

David A. Barta	10,000	2.90%	$ 29.75	1/21/15	$ 484,596	$ 771,638

(1)
Options granted to James L. Packard on January 21, 2005 vested 100% in 2005; options granted to Henry W. Knueppel on January 21, 2005 vest 50% in 2006 and 50% in 2007; options granted to Mark J. Gliebe on January 3, 2005 vest 40% in 2007 and 20% per year thereafter; options granted to David L. Eisenreich on January 21, 2005 vest 50% in 2007 and 50% in 2008; and options granted to David A. Barta on January 21, 2005 vest 50% in 2007 and 50% in 2008.

(2)
This presentation is intended to disclose a potential value which would accrue to the optionee if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the SEC regarding disclosure of executive compensation. The assumed annual rates of appreciation are not intended to forecast future appreciation, if any, with respect to the price of the Common Stock.

Aggregated Option Exercises in 2005 Fiscal Year and Fiscal Year-End Values

The following table contains fiscal year-end value of unexercised options with respect to the Officer named in the Summary Compensation Table. None of such Officers exercised options in 2005.
	Number of Securities Underlying Unexercised Options At Fiscal Year-End		Value of Unexercised, In-the-Money Options at Fiscal Year-End
Name	Exercisable	Unexercisable	Exercisable (1)	Unexercisable (1)

James L. Packard	397,500	22,500	$4,780,125	$339,750

Henry W. Knueppel	218,000	128,000	$2,869,100	$1,283,300

Mark J. Gliebe	-0-	50,000	$-0-	$320,000

David L. Eisenreich	46,000	42,250	$687,138	$467,125

David A. Barta	-0-	35,000	-0-	$395,250

(1)
Total value of exercisable and unexercisable options is based on the difference between the fair market value ($35.40 as of December 31, 2005) of the Common Stock and the exercise price of the options at fiscal year-end.

SUMMARY OF BENEFIT PLANS

The Company has certain plans which provide, or may provide, compensation and benefits to Officers of the Company, which are described below. These plans are principally the Company's 401(k) Plans, Supplemental Executive Retirement Plans and Supplemental Disability Insurance.
401(k) Plans

The Company’s 401(k) Plan covers certain hourly and salaried employees including Messrs. Packard, Knueppel, Gliebe and Barta. Eligible employees may become participants after at least six months of service. In addition to a Company match, there is an annual contribution based on wages for employees who are plan participants and employed at least six months. Mr. Eisenreich participates in the Marathon Electric Salaried Employees 401(k) Savings Plan, which allows an eligible employee to receive a Company match after at least six months of service. Contributions on behalf of the Officers are shown in the Summary Compensation Table on page 12.

Supplemental Executive Retirement Plans

Target Supplemental Retirement Plan. The Target Supplemental Retirement Plan ("TSRP") limits participants to Officers and selected key employees who are designated by the Compensation and Human Resources Committee.

Messrs. Packard, Knueppel, Gliebe and Barta, among the Officers, participate in the TSRP. Under the TSRP, participants are entitled, upon normal or approved early retirement, to receive a target supplemental retirement benefit, which, together with Social Security and a hypothetical profit sharing plan balance annualized over fifteen (15) years, equals two percent (2%) of the final five (5) years, or the final three (3) years as to Mr. Packard, average earnings comprised of salary and bonus times years of service with the Company, up to a maximum of 30 years or 60% income replacement. Consequently, unless reduced as described below, the estimated annual target supplemental retirement benefits to TSRP participants will approximate those shown in the column of the following table which sets forth estimated benefits for participants with various years of credited service.

These benefits will be reduced by the annual Social Security payment and the annualized hypothetical profit sharing balance.

	Years of Credited Service
Average Annual
Earnings For The
Final Applicable
Years Of Service	10	15	20	25	30
$500,000	100,000	150,000	200,000	250,000	300,000
700,000	140,000	210,000	280,000	350,000	420,000
900,000	180,000	270,000	360,000	450,000	540,000
1,100,000	220,000	330,000	440,000	550,000	660,000
1,300,000	260,000	390,000	520,000	650,000	780,000
1,500,000	300,000	450,000	600,000	750,000	900,000
1,700,000	340,000	510,000	680,000	850,000	1,020,000
1,900,000	380,000	570,000	760,000	950,000	1,140,000

The TSRP participant needs a minimum of 15 years of continuous service and have reached the age of 62 to qualify for early retirement benefits. However, the Compensation and Human Resources Committee has the discretion to grant additional years of service and/or revise the retirement age requirement for a participant to qualify for benefits. Messrs. Packard, Knueppel, Gliebe and Barta have 26, 26, 1 and 1 years of credited service, respectively, under the TSRP.

The TSRP is designed to provide a participant a retirement benefit that is comparable in replacement income percentage provided to lower paid employees. The TSRP does this by supplementing retirement income which is lost to higher paid employees due to Social Security caps and limits on income considered for the Company's Qualified Retirement Plans.

Marathon Electric Pension Plans. Mr. Eisenreich participates in the Marathon Electric Salaried Pension Plan, a qualified plan, and the Marathon Electric Supplemental Pension Plan, which provides benefits that would otherwise be denied participants by reason of (i) Internal Revenue Code limitations on qualified benefit plans and (ii) the exclusion of cash bonuses in calculating benefits under the qualified plan. The following table sets forth the estimated benefits payable to Mr. Eisenreich under the foregoing plans at normal retirement age. The benefits that are payable under these plans are based upon remuneration covered by the plans (which includes salary, and for purposes of calculating the Supplemental Plan benefits, includes bonus, as reflected in the Summary Compensation Table) and years of credited service (25 years in the case of Mr. Eisenreich).

Final Average Pay including all	Years of Service
compensation	25	30
$ 300,000	96,600	115,900
400,000	131,600	157,900
500,000	166,600	199,900
600,000	201,600	241,900

Benefits shown in the table are computed as a straight single life annuity assuming retirement at age 65. The benefits reflected in the table are not subject to reduction for Social Security benefits.

Supplemental Disability

The Company also provides supplemental disability insurance for Messrs. Packard and Knueppel. The Plan provides compensation to a participating disabled Officer at the rate of 100% of his normal salary for the first 12 months of total disability and 60% thereafter.

Executive Termination Benefits Agreements

The Company has no employment contracts with any Officers of the Company. However, the Company has termination benefits (change of control) agreements (the "Agreements") with Messrs. Packard, Knueppel and Kenneth F. Kaplan, among the Officers of the Company. The benefits provided by the Agreements are triggered by the termination of the individual who is a party to an Agreement within three years following a change in control of the Company, if the individual's employment with the Company is terminated not for cause or if the individual terminates his employment with "good reason", as defined in the Agreements. If the individual's employment is terminated for cause, or as a consequence of death or disability, the Agreement is not triggered. The employment period is three years commencing with the change in control. The Agreement provides that upon such termination, the termination payment shall be a severance payment equal to three times the individual's annual salary then in effect plus three times the sum of the amount of the individual's highest annual bonus award during the previous three years and the value of all fringe benefits.

PROPOSAL 3:  APPROVAL OF THE COMPANY’S SHAREHOLDER VALUE ADDED (SVA)
EXECUTIVE OFFICERS INCENTIVE COMPENSATION PLAN

General. The Board adopted the REGAL-BELOIT CORPORATION Shareholder Value Added (SVA) Executive Officers Incentive Compensation Plan (the “Plan”) in January 2006. The Company is asking shareholders to approve the Plan, which is the bonus plan applicable to the Company’s executives who are or are expected to be “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code, which, as of the date hereof, would include the Chief Executive Officer and the other participating Officers. The Company intends that, upon approval by the shareholders of the Plan, any amounts payable to “covered employees” under the Plan will be fully deductible by the Company under the provisions of Section 162(m) of the Code.

Section 162(m) of the Code limits the allowable deduction for compensation payable to the chief executive officer and each of the four other most highly compensated executive officers of a publicly held corporation to $1,000,000 per taxable year. However, some types of compensation, including qualified performance-based compensation, are exempted from this deduction limitation. The Plan is designed so that amounts awarded under it can qualify as qualified performance-based compensation for purposes of Section 162(m). Section 162(m) requires shareholder approval of the Plan to qualify for this exemption. If the Plan is not approved by the Company’s shareholders at the Annual Meeting, the Plan will not become effective. The following description of the material terms of the Plan is qualified in its entirety by reference to the terms of the Plan, a copy of which is attached to this Proxy Statement as Appendix C.

Purpose. The purpose of the Plan is to provide a system of incentive compensation which will promote the maximization of shareholder value over the long term. The Plan will tie incentive compensation to shareholder value added (“SVA”) and thereby reward executive management for creating value and penalize executive management for diminishing value.

Administration. Full power and authority to interpret and administer this Plan is vested in the Compensation and Human Resources Committee. The Committee may make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any participant under the Plan. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan will be final and binding upon all participants and any person claiming under or through them.

Eligibility. The Officers of the Company are eligible to participate in the Plan.

Awards. The Plan provides participants with a bonus based upon the increase in SVA for the Company. Under the Plan, SVA is equal to the Company’s net operating profit after tax (“NOPAT”), minus a charge for capital, which is calculated as the weighted cost of capital, multiplied by the net assets employed. Bonuses earned in any one year up to the target bonus value will be fully paid in cash following the end of that year. Bonuses earned above the target bonus value are deferred, with one-third of the deferred balance paid to the participant in cash after the end of each of the following three years. The maximum amount payable under the Plan to any one participant may not exceed
$3,000,000 in any year.

Employment Termination. In the event a participant voluntarily terminates employment with the Company, other than for retirement, death or disability, or if a participant’s employment is terminated for cause, then all of the participant’s unpaid deferred amounts will be forfeited.

Amendment and Termination. The Board, at its sole discretion upon the recommendation of the Committee, may amend, suspend or terminate the Plan at any time. No amendment, suspension or termination of the Plan will be effective to eliminate or diminish the right of a participant to any award for a year, unless the amendment, suspension or termination is made within the first ninety days of that year.

New Plan Benefits. There are currently six participants in the Plan, including the Officers identified in the Summary Compensation Table. Because the amounts to be received under the Plan can only be determined based on the future performance of the Company and the eligible individuals, it is not possible to determine the benefits that would be received by the participants under the Plan.

In 2005, the Company had in place a similar SVA management incentive compensation plan in which the Officers participated. The table below shows the dollar amount of the award payments for the 2005 performance year made to the Plan participants under that similar plan.

Name and Principal Position	2005 Award ($) (1)

James L. Packard - Executive Chairman	$898,950

Henry W. Knueppel - Chief Executive Officer	$656,800

Mark J. Gliebe - President and Chief Operating Officer	$401,280

David L. Eisenreich - Vice President and President, Mechanical Components & Power Generation	$272,870

David A. Barta - Vice President, Chief Financial Officer	$245,655

Executive officers as a group (6 persons)	$2,628,451

(1) Includes amounts earned in fiscal year, whether or not deferred or payable.

Your Board of Directors Recommends That You Vote FOR Approval of the Shareholder Value Added (SVA) Executive Officers Incentive Compensation Plan.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code, imposes a $1,000,000 limit on the amount that a public company may deduct for compensation paid to the Company’s Chief Executive Officer or any of the Company’s four other most highly compensated officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).

PROPOSAL 4:	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (INDEPENDENT AUDITORS)

At its meeting of January 27, 2006, the Audit Committee approved the appointment of Deloitte & Touche LLP as the Company’s independent auditors to audit the consolidated financial statements of the Company for the year ending December 31, 2006. The Company is seeking the shareholders’ ratification of such action.

It is expected that representatives of Deloitte & Touche LLP will attend the Annual Meeting and be available to make a statement or respond to appropriate questions.

Your Board of Directors Recommends That You Vote FOR The Ratification Of Appointment Of Deloitte & Touche LLP As The Company’s Registered Independent Auditors.

SHAREHOLDER PROPOSALS

Shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Company no later than November 24, 2006, in order to be considered for inclusion in next year's Annual Meeting Proxy Statement.

If the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., a proposal a shareholder intends to present at the 2007 Annual Meeting of Shareholders, but does not intend to have included in the Company’s proxy materials) on or prior to February 7, 2007, then the notice will be considered untimely. If such proposal is presented at the 2007 Annual Meeting, then the persons named in the proxies solicited by the Board for the 2007 Annual Meeting may exercise discretionary voting power with respect to such proposal.

REQUEST FOR ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report for the fiscal year ended December 31, 2005, except for appendices, containing financial statements for the fiscal year ended December 31, 2005, is included in this mailing of the Proxy Statement.

You may obtain a copy of the Company’s Annual Report on Form 10-K, except for appendices, without charge, by writing to: Secretary, REGAL-BELOIT CORPORATION, 200 State Street, Beloit, WI 53511-6254, or on the Company’s website at www.regal-beloit.com.

SHAREHOLDERS WHO SHARE THE SAME ADDRESS

Pursuant to the rules of the SEC, services that deliver the Company’s communication to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s Annual Report to Shareholders and this Proxy Statement. Upon oral or written request, the Company will promptly deliver a separate copy of the Annual Report to Shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders sharing an address may also request delivery of a single copy of the Annual Report and the Proxy Statement if they are currently receiving multiple copies of such documents. Shareholders may notify the Company of their requests by calling or writing to Secretary, REGAL-BELOIT CORPORATION, 200 State Street, Beloit, Wisconsin 53511-6254, telephone number: (608) 364-8800.

 By Order of the Board of Directors

Kenneth F. Kaplan
Vice President, Treasurer and Secretary

Beloit, Wisconsin
March 24, 2006

Appendix A
REGAL-BELOIT CORPORATION
AUDIT COMMITTEE CHARTER

I. AUDIT COMMITTEE PURPOSE

The Audit Committee (the “Committee”) is appointed by and reports to the Board of Directors (the “Board”) of REGAL-BELOIT CORPORATION (the “Company”) to provide assistance to the Board in fulfilling its oversight responsibilities relating to:
(a)	the integrity of the Company’s financial statements and the financial reporting process;
(b)	the systems of internal accounting and financial controls;
(c)	the Company’s internal audit function (“Internal Audit”);
(d)	the qualifications, independence, performance, retention and termination of a qualified public accounting firm (the “Independent Auditors”);
(e)	the annual independent audits of the Company’s financial statements and internal controls over financial reporting; and
(f)	the Company’s compliance with legal and regulatory requirements.

It is the responsibility of the Committee to maintain free and open communication among the Committee, the Independent Auditors, Internal Audit, and Company management (“Management”).

In discharging its oversight role the Committee has the authority to investigate any matter appropriate to fulfilling its responsibilities, with full access to all books, records, facilities and personnel of the Company. The Committee is empowered to obtain advice and assistance from outside legal, accounting or other advisors as it deems appropriate to perform its duties and responsibilities. The Company shall provide appropriate funding, as determined by the Committee, for compensation to the Independent Auditors and to any advisers that the Committee chooses to engage.

The Committee shall make regular reports to the Board regarding the execution of its duties and responsibilities.

II. COMMITTEE COMPOSITION AND MEETINGS

To serve on the Committee, individual members shall meet the independence and other applicable requirements of regulations and governing organizations, including the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 (the “Act”) and the Securities and Exchange Commission (the “SEC”). The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors. All members of the Committee shall have sufficient financial experience and ability to enable them to satisfactorily discharge their responsibilities. At least one member shall qualify as a “financial expert”, as defined by the aforementioned rules and regulations. The Chairperson shall be appointed by the Board, upon the recommendation of the Corporate Governance and Director Affairs Committee.

The Committee shall meet as often as it determines, but at least quarterly. The Committee shall meet privately in executive session periodically with the Independent Auditors, with Management and with Internal Audit to discuss any matters that the Committee or the other parties believe should be discussed.

III.  LIMITATION OF ROLE OF COMMITTEE

The Committee members are not employees of the Company and they do not represent themselves to be accountants or auditors of the Company. It is not the Committee’s duty to plan or conduct audits or to determine if the Company’s financial statements are prepared accurately and in accordance with accounting principles generally accepted in the United States (“GAAP”). These duties are the responsibility of Management and the Independent Auditors. The statements of responsibilities contained in this Charter are in all respects qualified by this limitation.

IV.  COMMITTEE RESPONSIBILITIES AND DUTIES

The following functions are commonly recurring activities of the Committee in carrying out its oversight responsibilities.

Financial Statement and Disclosure Matters

1.
Review the Company’s annual audited financial statements and results of the audit, and quarterly, interim financial statements and results of the quarterly review, prior to filing or distribution. Review should include discussion with Management and the Independent Auditors of significant issues, and changes regarding accounting principles, practices, and judgments. Review material written communications between the Independent Auditors and Management including but not limited to annual or other Management letters, audit adjustments and schedules of unadjusted differences. Also review and consider with the Independent Auditors matters required to be discussed by Statement of Auditing Standards No. 61.

2.
Review with Management and the Independent Auditors the Company’s annual audited and quarterly interim financial results, its earnings press release and financial information and earnings guidance provided to analysts and ratings agencies, prior to the public release of earnings. The Chair of the Committee or his/her designee may represent the entire Committee for purposes of the earnings press release approval.

3.	Review, comment on and approve the filing of the Company’s periodic 10-Q and 10-K reports to the SEC.

4.	Review the effects of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements.

5.	Review and discuss Management’s report on internal control and the Independent Auditors’ attestation on Management’s required assertion.

6.	In consultation with Management, the Independent Auditors, and Internal Audit, review:
(a)	as required, but not less than annually, the adequacy and integrity of the Company’s disclosure controls and procedures and system of internal controls;
(b)	quarterly, any Management disclosed significant deficiencies or material weaknesses in internal controls or any fraud by employees with a significant role in internal control; and
(c)	annually, the internal audit function and internal audit plan.

7.
Discuss the Company’s policies with respect to risk assessment and risk management, and significant financial risk exposures and the steps Management has taken to monitor, control and report exposures. Review significant findings prepared by the Independent Auditors and Internal Audit on these matters together with Management’s responses.

Oversight of Company’s Relationship with Independent Auditors

8.
The Independent Auditors are accountable to the Audit Committee of the Board of Directors. Review the independence and performance of the Independent Auditors and annually appoint the Independent Auditors and report such appointment to the Board. Obtain a report from the Independent Auditors describing the firm’s internal quality control procedures and any material issues raised by the peer or PCAOB reviews, or by any inquiry or investigation by governmental or professional authorities during the preceding five years with respect to the firm’s independent audits, including steps taken to address any such issues.

On an annual basis, obtain from the Independent Auditors, a written statement disclosing any and all relationships between the Independent Auditors and the Company consistent with Independence Standards Board Standard No. 1. Review and discuss with the Independent Auditors all significant relationships they have with the Company that could impair the Auditors’ independence.

9.
Review annually, with Management, Internal Audit, and the Independent Auditors, the audit plan - discussing scope, staffing, locations, internal audit functions, reliance upon Management, audit assistance from the Company and general audit approach, among other items.

10.	Review with the Independent Auditors any audit problems or difficulties and Management’s response. Review any unresolved disagreement or disputes between Management and the Independent Auditors.

11.
Review and approve the fees and other significant compensation to be paid to the Independent Auditors. Pre-approve non-audit services provided by the Independent Auditors, including tax services and other services not prohibited by law or SEC rules, which exceed the de minimis exceptions of the Act. A Committee member designated by the Committee may represent the entire Committee for these approvals.

12.
Review the experience and qualifications of senior audit team members of the Independent Auditors annually and ensure that all partner rotation requirements, in accordance with applicable rules and regulations, are executed.

13.	Establish hiring policies which comply with rules and regulations for employees or former employees of the Independent Auditors.

Oversight of the Company’s Internal Audit Function

14.
Review Internal Audit staff functions with Management and the Independent Auditors, including: (i) purpose, authority and organizational reporting lines; (ii) the annual audit plan budget and staff; and (iii) the appointment or replacement of the senior internal auditing manager.

15.	Review significant reports to Management prepared by Internal Audit and Management’s responses.

Compliance Oversight Responsibilities

16.	The Committee shall establish and maintain procedures for:
(a)	the receipt, retention and treatment of complaints received by the Company regarding accounting or auditing matters or controls, and
(b)	the confidential, anonymous submission by the Company’s employees of concerns regarding accounting or auditing matters.

17.	Review and approve prior to filing, Management’s responses to various regulatory bodies, such as the SEC, relating to matters for which the Committee has oversight responsibilities.

Miscellaneous Other Responsibilities

18.	Review and approve the Audit Committee proxy disclosure required by the SEC annually.

19.	Ensure that a performance assessment of the Committee is performed annually.

20.	Review and reassess the adequacy of this Charter at least annually, submitting changes to the Charter to the Board for approval and publish the Charter publicly as required by regulations.

Appendix B
CORPORATE GOVERNANCE AND DIRECTOR AFFAIRS
COMMITTEE OF THE BOARD OF DIRECTORS

OPERATING CHARTER

COMMITTEE PURPOSE

The Corporate Governance and Director Affairs Committee shall monitor and assist the Board in fulfilling its Corporate Governance responsibilities and the affairs of the Board and its meetings.

COMMITTEE COMPOSITION

The Committee shall be composed of not less than three independent Directors. The members of the Committee, the designation of the Committee Chairperson, and the term of membership shall be determined by the Board of Directors. The Committee, after discussion with the independent Board members, may retain outside legal or other experts it deems necessary in the performance of its duties.

RESPONSIBILITIES

The Committee shall meet at least two times per year with the responsibility for the following duties and others as assigned by the Board of Directors.

1.
To review and monitor compliance with all Corporate Governance rules and requirements as issued by the regulators and governing organizations; i.e., Securities and Exchange Commission, Stock Exchange and shareholder monitoring groups.

2.
To serve as the Nominating Committee of the Board, re-nominating incumbent directors and officers and identifying and nominating new directors to the Board of Directors to fill existing or expected vacancies on the Board. See Nomination Process below.

3.
To monitor and make recommendations in respect to matters relating to director’s services; such as independence, retainers, fees, benefits, board committee structure, stock ownership targets for directors, compulsory retirement age for directors, director term limits, and to annually recommend the assignments of Committee members and chairpersons.

4.
To conduct an annual assessment of its own performance, and to establish and manage a process whereby the full Board conducts an annual assessment of its effectiveness and performance and its committees’ performance and effectiveness.

5.	To make recommendations in respect to Board Meetings, such as meeting frequency, date, and place, agenda subjects, Board visits, Board size and other similar matters.

6.
To periodically review the Corporation’s Bylaws and policies of the Board to assure compliance with accepted practices and rules. Maintain the content and appropriateness of the Directors Handbook and new Directors Orientation Program.

7.	To identify and direct special projects, hold special meetings or perform any other actions it believes necessary to perform its oversight functions.

8.	To meet as circumstances of the Corporation require and report its activities to the full Board of Directors on a regular basis.

9.
To facilitate for the Board a meeting in executive session (non-Management Directors, without Management) at each regular Board Meeting and along with at least one other Director communicate as appropriate to Management any observations or comments the Board deems necessary.

NOMINATION PROCESS

The Board seeks candidates possessing the relevant experience and skills the Company needs when evaluating potential new Board members.

The Nominating Committee may identify qualified candidates in a variety of ways including consulting with other Board members, engaging an outside search firm or by seeking individual referrals from associates or from industry or professional organizations. Director qualifications are outlined in Section 3 of the Corporate Governance Guidelines.

B - 1

The Committee will also review recommendations for director nominees from any shareholder beneficially owning or group of shareholders beneficially owning in the aggregate, at least 5% of the issued and outstanding common stock of the Company for at least one year as of the date that the recommendation was made (a “Qualified Shareholder”). Any Qualified Shareholder must submit its recommendation not later than the 120th calendar day before the date of the Company’s proxy statement released to the shareholders in the previous year’s annual meeting, for the recommendation to be considered by the Corporate Governance and Director Affairs Committee. Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned Director’s Qualifications. In considering any timely submitted recommendation from a Qualified Shareholder, the Committee shall have sole discretion as to whether to nominate the individual recommended by the Qualified Shareholder, except that in no event will a candidate recommended by the Qualified Shareholder who is not “independent” as defined in the New York Stock Exchange listing standards and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines, be recommended for nomination by the Corporate Governance and Director Affairs Committee.

B - 2

Appendix C

REGAL-BELOIT CORPORATION
SHAREHOLDER VALUE ADDED (SVA)
EXECUTIVE OFFICERS INCENTIVE COMPENSATION PLAN

ARTICLE I

Statement of Purpose

1.1
The purpose of the REGAL-BELOIT CORPORATION Shareholder Value Added (SVA) Executive Officers Incentive Compensation Plan (the “Plan”) is to provide a system of incentive compensation which will promote the maximization of shareholder value over the long term. In order to align executive management incentives with shareholder interests, incentive compensation will reward the creation of value. This Plan will tie incentive compensation to Shareholder Value Added (“SVA”) and, thereby, reward executive management for creating value and penalize management for diminishing value.

1.2
SVA is the performance measure of value creation. SVA reflects the benefits and costs of capital employment. Executive officers create value when they employ capital in an endeavor that generates a return that exceeds the cost of the capital employed. By imputing the cost of capital upon the operating profits generated by the Company, SVA measures the total value created by executive management.

SVA = (Net Operating Profit After Tax - Capital Charge)

1.3
Each Participant has a prescribed target bonus. The bonus earned in any one year is the result of multiplying the Actual Bonus Percentage times the Participant’sTarget Bonus Value. Bonuses earned in any one Fiscal Year up to the Target Bonus Value will be fully paid out shortly after the end of that Fiscal Year. Bonuses earned above the Target Bonus Value are deferred, with one-third of the deferred balance paid out after the end of each of the following three Fiscal Years.

ARTICLE II

Definition of SVA and the Components of SVA

Unless the context provides a different meaning, the following terms shall have the following meanings.

2.1	“Participant“ is defined as a REGAL-BELOIT employee who serves as a Corporate Officer of the Company and is so designated by the Committee.

2.2	“Capital” is defined as the net investment employed in the operations of the Company. The components of Capital are as follows:

Accounts Receivable----at Gross Value
Plus:   FIFO Inventory — Net of E&O Reserves
Plus:  Other Current Assets
Plus:   Net Property, Plant & Equipment
Plus:   Goodwill
Plus:   Other assets
Plus (Less):  Special Items (one-time) (1)
Less:  Noninterest Bearing Current and Long-term Liabilities
Equals:  Capital

(1) Established within the first ninety (90) days of the Company’s Fiscal Year.

2.3	Each component of Capital will be measured by computing a thirteen month average beginning with the last month of the prior Fiscal Year and the twelve months of the current Fiscal Year.

2.4	“Cost of Capital” is defined as the weighted average of the after tax cost of debt and equity.

The Cost of Capital will be fixed for the year and reviewed annually, to determine if an adjustment shall be considered. Any such adjustments will be made only if the fixed rate in use does not represent the reasonable long-term Cost of Capital for the Company and must be established for each Plan year within the first ninety (90) days of the Company’s Fiscal Year.

The methodology for the calculation of the Cost of Capital will be as reflected in Exhibit A.

Short-term debt is to be treated as long term for purposes of computing the cost of capital.

2.5	“Capital Charge” is defined as the opportunity cost of employing Capital in the Company. The Capital Charge is computed as follows:
Capital Charge = Capital x Cost of Capital

2.6	“Fiscal Year” or “Plan Year” is January 1 through December 31 of each calendar year.

2.7	“Net Operating Profit After Tax” or “NOPAT”
“NOPAT” is defined as the after tax earnings attributable to the capital employed by the Company for the year in question. The components of NOPAT are as follows:

Income from Operations
Plus: Increase (Decrease) in Bad Debt and Warranty Reserves
Less:  Other Expense (excluding interest)
Plus: Other Income
Plus (Less): Approved Special Adjustments (1)
Equals: Net Operating Profit Before Tax
Less: Taxes (2)
Equals:  Net Operating Profit After Tax

(1)
Adjustments to NOPAT for special items, if any, shall be established within the first ninety (90) days of the Company’s Fiscal Year by the Committee. A few examples are: gains and losses on sales of land and buildings, gains and losses on sales of businesses and first year impact of acquisitions.

(2)
The Corporate tax rate will vary as a percent of Net Operating Profit Before Tax on the actual effective book tax rate of the Company. Adjustments for specific non-book tax items may be considered on a case by case basis and established within the first ninety (90) days of the Company’s Fiscal Year.

2.8	“Shareholder Value Added” or “SVA” is defined as the NOPAT that remains after subtracting the Capital Charge from NOPAT. SVA may be positive or negative.

ARTICLE III

Other Definitions and Computations

3.1	“Actual SVA” is defined as the SVA as calculated for the Company for the Fiscal Year in question.

3.2	“Target SVA” is defined as the level of SVA that is required in order for a Participant to receive the Target Bonus Value.

The Target SVA is set at the average of the sum of the prior Fiscal Year’s Target and Actual SVA plus an improvement factor. The Target SVA is revised according to the following formula:

(Prior Year’s + Prior Year’s)
Target SVA = (Actual SVA  Target SVA) + Expected improvement in SVA
2

“Expected Improvement in SVA” is defined as the improvement in SVA established by the Committee within the first ninety (90) days of the Company’s fiscal year. It may be in the form of a specified dollar amount or a percentage of the prior year’s actual SVA. The improvement factor may be changed annually, as determined by the Committee within the first ninety (90) days of the Company’s Fiscal Year.

3.3	“Target Bonus Value” is defined as the “Target Bonus Percentage” times a Participant’s Base Pay.

3.4	“Target Bonus Percentage” is determined for each Participant by the Committee within the first ninety (90) days of the Company’s Fiscal Year.

3.5
“Actual Bonus Value” is defined as the bonus earned by a Participant and is computed as the Actual Bonus Percentage times a Participant’s Target Bonus Value. A portion of the Actual Bonus Value may be placed in the Participant’s Deferred Account. See Article IV Deferred Account.

3.6	“Actual Bonus Percentage” is determined by multiplying the Target Bonus Percentage by the Bonus Performance Value.

3.7	“Bonus Performance Value” is defined as the difference between the Actual SVA and the Target SVA divided by the Leverage Factor, plus 1.0.
            [ SVA - Target SVA] + 1
                     Bonus Performance Value =   [ Leverage Factor]

3.8	“Leverage Factor” is the negative (positive) deviation from Target SVA necessary before a zero (two times Target) bonus is earned.

3.9	“Base Pay” is defined as the annual salary of a Participant as of the date specified by the Committee within the first ninety (90) days of the Company’s fiscal year.

3.10	“Maximum Bonus” is defined as 200% of Target Bonus Value. A Participant cannot earn an Actual Bonus Value in any year more than twice his/her Target Bonus Value.

3.11	“Minimum Bonus” means zero bonus. A Participant may earn an Actual Bonus Value of zero (-0-), but the Actual Bonus Value cannot be negative.

ARTICLE IV

Description of Deferred Accounts

4.1
Establishment of a Deferred Account. To serve as an incentive for Participants to remain employed by the Company, amounts above the Target Bonus Value shall be credited to the Plan Participant’s deferred account (“Deferred Account”).

4.2	“Deferred Account” is defined as, with respect to each Participant, an unfunded account to which amounts are credited, or debited (paid out), under the Plan.

4.3
Payment: Any amounts earned above the Target Bonus Value are paid in three equal amounts after the end of each of the three Fiscal Years following the year in which such deferred amount was earned, subject to the conditions in Article V.

4.4	No interest will be earned or paid on amounts in the Participant’s Deferred Account.

ARTICLE V

Plan Participation and Terminations

5.1
Eligibility. The Compensation and Human Resources Committee of the Board of Directors (the “Committee”) will have sole discretion in determining who shall participate in the Plan. Employees designated for Plan participation by the Committee shall be members of executive management. In order for a Participant to receive or be credited with his or her Actual Bonus Value for a Plan Year, the Participant must have (i) remained employed by the Company or an affiliate through the last day of such Plan Year, (ii) retired from the Company within the meaning of Section 5.2 during the Plan Year, (iii) suffered a disability within the meaning of Section 5.2 during the Plan Year, or (iv) died during the Plan Year. A Participant whose employment terminates involuntarily without cause after June 30 of any year will be entitled to a prorata Actual Bonus Value for the year in which his/her employment so ends, payable as soon as practical after calendar year end. In all other cases of termination of employment prior to the last day of the Plan Year, a Participant shall not be entitled to any Actual Bonus Value for such Plan Year. In the case of items (ii), (iii) and (iv), the Actual Bonus Value will be prorated for the portion of the Plan Year worked.

5.2
Retirement or Disability. A Participant who retires from the Company in accordance with Company retirement programs, or suffers a “disability,” as such term is defined in the Company’s long-term disability benefits program, while in the Company’s employ, shall be eligible to receive the balance of his/her Deferred Account. Such payments shall be made as soon as practical after the retirement or after qualifying for benefit payments under the Company’s long-term disability benefits program.

5.3
Involuntary Termination Without Cause or Death. A Participant, or a Participant’s estate, respectively, who is terminated without cause or who dies shall receive the balance in his/her Deferred Account. Such payments will be made as soon as is practical.

5.4
Voluntary Termination. In the event that a Participant voluntarily terminates employment with the Company, the right of the Participant to the balance in, and any payments from, his/her Deferred Account shall be forfeited.

5.5	Termination for Cause. In the event of termination of employment for Cause, the right of the Participant to his/her Deferred Account shall be declared forfeited. “Cause” shall mean:

(1) any act or acts of the Participant constituting a felony under the laws of the United States, any state thereof or any foreign jurisdiction;

(2) any material breach by the Participant of any employment agreement with the Company or the policies of the Company or the willful and persistent (after written notice to the Participant) failure or refusal of the Participant to comply with any lawful directives of the Board;

(3) a course of conduct amounting to gross negligence or willful misconduct; or

(4) any misappropriation of property of the Company by the Participant or any misappropriation of a corporate or business opportunity of the Company by the Participant.

5.6
Breach of Agreement. Notwithstanding any other provision of the Plan or any other agreement, in the event that a Participant shall breach any noncompetition agreement with the Company or breach any agreement with respect to the postemployment conduct of such Participant, any remaining payment otherwise due to the Participant hereunder shall be forfeited.

5.7
No Guarantee. Other than as provided in this Plan document, (i) participation in the Plan provides no guarantee that a payment under the Plan will be paid; (ii) selection as a Participant is no guarantee that payments under the Plan will be paid; or, (iii) that selection as a Participant will be made in the subsequent Fiscal Year.

ARTICLE VI

General Provisions

6.1
Withholding of Taxes. The Company shall have the right to withhold the amount of taxes, which in the determination of the Company, is required to be withheld under available law with respect to any amount due or paid under the Plan.

6.2	Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

6.3
No Prior Right or Offer. Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan.

6.4
Claims for Benefits. In the event a Participant desires to make a claim with respect to any of the benefits provided hereunder, the Participant shall submit evidence satisfactory to the Committee of facts establishing his entitlement to a payment under the Plan. Any claim with respect to any of the benefits provided under the Plan shall be made in writing within ninety (90) days of the event which the Participant asserts entitles him to benefits. Failure by the Participant to submit his claim within such ninety (90) day period shall bar the Participant from any subsequent claim for benefits under the Plan.

6.5
In the event that a claim which is made by a Participant is wholly or partially denied, the Participant will receive from the Committee a written explanation of the reason for denial and the Participant or his/her duly authorized representative may appeal the denial of the claim to the Committee at any time within ninety (90) days after the receipt by the Participant of written notice from the Committee of the denial of the claim. In connection therewith, the Participant or his/her duly authorized representative may request a review of the denied claim; may review pertinent documents; and may submit issues and comments in writing. Upon receipt of an appeal, the Committee shall make a decision with respect to the appeal and, not later than sixty (60) days after receipt of a request for review, shall furnish the Participant with a decision on review in writing, including the specific reasons for the decision as well as specific reference to the pertinent provisions of the Plan upon which the decision is based. In reaching its decision, the Committee shall have complete discretionary authority to determine all questions arising in the interpretation and administration of the Plan, and to construe the terms of the Plan, including any doubtful or disputed terms, and the eligibility of a Participant for benefits.

6.6
Action Taken in Good Faith; Indemnification. The Committee may employ attorneys, consultants, accountants or other advisors and the Company’s directors and officers shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested parties. No member of the Committee, nor any officer, director, employee or representative of the Company, or any of its affiliates acting on behalf of or in conjunction with the Committee, shall be personally liable for any action, determination, or interpretation, whether of commission or omission, taken or made with respect to the Plan, except in circumstances involving actual bad faith or willful misconduct. In addition to such other rights of indemnification as they may have as members of the Board, as members of the Committee or as officers or employees of the Company, all members of the Committee and any officer, employee or representative of the Company or any of its subsidiaries acting on their behalf shall be fully indemnified and protected by the Company with respect to any such action, determination or interpretation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred, in connection with the defense of any civil or criminal action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the establishment and administration of the Plan or an award granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any action, suit or proceeding. Expenses (including attorney’s fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company if such person claiming indemnification is entitled to be indemnified as provided in this Section.

6.7
Rights Personal to Participant. Any rights provided to a Participant under the Plan shall be personal to such Participant, shall not be transferable (except by will or pursuant to the laws of descent or distribution), and shall be exercisable, during his/her lifetime, only by such Participant.

6.8
Distribution of Deferred Accounts Upon Termination or Suspension of the Plan. Upon termination of the Plan, or suspension for a period of more than 90 days, the Deferred Account of each Participant shall be distributed as soon as practicable but in no event later than 90 days from such event. The Committee, in its sole discretion, may accelerate distribution of the Deferred Account, in whole or in part, at any time. In the event of such acceleration of payment for any reason, the amount to be paid shall be discounted to reasonably reflect the time value of money, using the mid-term applicable federal rate as defined in Section 1274(d) of the Internal Revenue Code in effect as of the first day of the calendar quarter preceding the quarter in which such acceleration will occur.

ARTICLE VII

Limitation

7.1
No Continued Employment. Nothing contained herein shall provide any Participant with any right to continued employment or in any way abridge the rights of the Company and its Participants to determine the terms and conditions of employment and whether to terminate employment of any Participant.

7.2
No Vested Rights. Except as otherwise provided herein, no Participant or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution or any right, title, or vested interest in any amounts in his/her Deferred Account and no Officer of the Company or any other person shall have any authority to make representations or agreements to the contrary. No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant’s creditors. The right of the Participant to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company and the Participant shall have no rights in or against any specific assets of the Company as the result of participation hereunder.

7.3
Not Part of Other Benefits. The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees. The Company assumes no obligation to Plan Participants except as specified herein. This is a complete statement, along with any Exhibits, Schedules and Appendices attached hereto, of the terms and conditions of the Plan.

7.4	Other Plans. Nothing contained herein shall limit the Company or the Committee’s power to grant bonuses to the Officers of the Company, whether or not Participants in this Plan.

7.5
Limitations. Neither the establishment of the Plan nor the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any Participant with or without cause at any time.

7.6
Unfunded Plan. This Plan is unfunded and is maintained by the Company in part to provide incentive compensation to the Participants. Nothing herein shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant.

ARTICLE VIII

Authority

8.1
Compensation and Human Resources Committee Authority. Except as otherwise expressly provided herein, full power and authority to interpret and administer this Plan shall be vested in the Compensation and Human Resources Committee. The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through them.

ARTICLE IX

Notice

9.1	Any notice to be given pursuant to the provisions of the Plan shall be in writing and directed to the appropriate recipient thereof at his/her business address or office location.

ARTICLE X

Effective Date

10.1	This Plan shall be effective as of January 1, 2006 subject to receipt of Shareholders approval.

ARTICLE XI

Amendments

11.1
Amendment. This Plan may be suspended or terminated at any time or amended in accordance with the terms and conditions hereof at the sole discretion of the Board of Directors upon the recommendation of the Committee. Any action which suspends the bonus accruals for more than twelve months shall be deemed a termination of the Plan.

11.2
Protected Benefits. No amendment, suspension or termination of the Plan shall be effective to eliminate or diminish the entitlement of a Participant to any award for an applicable year, unless such amendment, suspension or termination has been made and dated within ninety (90) days of the beginning of such Fiscal Year.

11.3	Notice. Notice of any amendment, suspension or termination shall be given promptly to each Participant.

ARTICLE XII

Applicable Law

12.1	This Plan shall be construed in accordance with the laws of the State of Wisconsin to the extent not preempted by Federal law.

Exhibit A

Calculation of the Cost of Capital

Inputs Variables
Risk Free Rate =	Average Daily closing yield on U.S. Government 30 Year. Bonds or similar long-term instruments if a U.S. Government 30 Year Bond yield is not available .

Market Risk Premium, Beta, Target Long-Term Debt/Capital Ratio, Cost of Debt Capital and Long-term Marginal Tax Rate are to be evaluated periodically in conjunction with any other such plan variables by the Committee within ninety (90) days of the beginning of each Fiscal Year.

Formula

Cost of Equity Capital =     Risk Free Rate + (Beta x Market Risk Premium)

Weighted Average Cost of Capital =   [ Cost of Equity Capital x (1 - Debt/Capital Ratio) + [ Cost of Debt x (Debt/Capital Ratio) x (1 - Marginal Tax Rate)]

REGAL-BELOIT CORPORATION
March 24, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at 9:30 A.M. Central Daylight Time on Wednesday, April 26, 2006, at the American Industrial Art Gallery, 655 3rd Street, Suite 302, Beloit, WI 53511. The accompanying Notice of Annual Meeting and Proxy Statement contain detailed information as to the formal business to be transacted at the meeting.

PLEASE NOTE THE CHANGE IN LOCATION OF THE ANNUAL MEETING.

Regardless of whether you plan to attend the meeting or not, it is important that the shares be voted. Accordingly, please complete, sign and date the proxy card attached below and return it in the enclosed postage-paid envelope. In the alternative, you have the option to vote your shares by internet or by telephone as indicated on the reverse side.

Sincerely,

REGAL-BELOIT CORPORATION

DETACH HERE

PROXY

REGAL-BELOIT CORPORATION

PROXY FOR ANNUAL MEETING ON APRIL 26, 2006

The undersigned hereby appoints H.W. Knueppel and K.F. Kaplan or either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of REGAL-BELOIT CORPORATION (the “Company”) held on record by the undersigned on February 28, 2006, at the Annual Meeting of Shareholders to be held on April 26, 2006, at 9:30 A.M. Central Daylight Time, at the American Industrial Art Gallery, 655 3rd Street, Suite 302, Beloit, WI 53511, or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes. Please mark, sign, date and return this card promptly using the enclosed envelope.

 Address Changes/Comments: _______________________________________________________________________________
 __________________________________________________________________________________________________________
 __________________________________________________________________________________________________________

(If you noted any address changes/comments above, please mark corresponding box on reverse side.)
Continued and to be signed on Reverse Side

    SEE REVERSE                                                                                                                                     SEE REVERSE
            SIDE                                                                                                                                                    SIDE

REGAL-BELOIT CORPORATION 200 STATE STREET BELOIT, WI 53511-6254
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by REGAL-BELOIT CORPORATION in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to REGAL-BELOIT CORPORATION, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RGBEL 1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REGAL-BELOIT CORPORATION

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3 and 4.
The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.
		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below. _____________________________________________
1. Election of Class A Directors. Nominees: (01) Henry W. Knueppel (02) Dean A. Foate		☐	☐	☐
2. Election of Class B Director. Nominee: (01) James L. Packard		For ☐	Withhold ☐
3. To approve the Company’s Shareholder Value Added (SVA) Executive Officers Incentive Compensation Plan.		For ☐	Against ☐	Abstain ☐
4. Ratification of the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company for the fiscal year ending December 31, 2006.		☐	☐	☐
5. To act on other business that properly comes before the meeting or any adjournment and matters incident to conduct thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date